Exhibit 99.1
                CDEX ANNOUNCES SUCCESSFUL ASHP CONFERENCE AND NEW
                   MEDICATION SAFETY DIVISION VICE PRESIDENT
 Next Generation ValiMed(TM) model introduced to North American Markets at ASHP
                                     Event

TUCSON, AZ--January 5, 2008 --CDEX Inc. (OTCBB: CEXI) introduced the ValiMed(TM) Model CCT to the North American healthcare markets at the December ASHP conference in Orlando, Florida. The CCT was earlier introduced to the European healthcare markets at the annual SNPHPU conference in Toulouse, France. (See related 8/21/08 and 9/23/08 press releases at www.cdexinc.com.) Going forward, the ValiMed CCT will be CDEX's worldwide Medication Safety and Narcotics Return System platform, replacing the ValiMed Model VM.

The CCT validates the compounding of high risk medications and return narcotics in hospital pharmacies. It uses the same technologies employed in the VM, currently installed at hospitals around the world, but with a smaller footprint, enhanced sensitivity, comprehensive reporting tools and networking capabilities. (See the Medication Safety section of our web site, www.cdexinc.com.)

"The ASHP conference attracted over 20,000 attendees from 86 countries and was truly a success for our Company," stated CDEX CEO and Chairman Malcolm Philips. "Greg Firmbach, recently promoted to VP of our Medication Safety Division for North America, led the CDEX Team at the conference. Greg has more than 25 years of management experience in the healthcare arena and will provide good leadership as we continue with our global marketing efforts."

"CDEX was the only exhibitor featuring a technology that directly validates the accuracy of compounded high risk medications or return narcotics," said Mr. Firmbach. "Patients across the globe die every day from compounding errors. ValiMed tackles this problem directly by assuring that patients receive The Right Drug at the Right Dose! That is why our booth was busy from the opening until the closing bell. This interest generated a number leads for continuation of our year over year ValiMed revenue growth into 2009." (Mr. Firmbach's Management Briefing and bio are on our web site at www.cdexinc.com.)

About CDEX
CDEX develops, manufactures and globally distributes products to the healthcare and security markets. The ValiMed(TM) product line provides life-saving validation of high-risk medications and returned narcotics. The ID2 (TM) product line detects trace amounts or illegal drugs, such as methamphetamine. CDEX expects to advance its patented technologies to serve additional markets. To meet its plans, CDEX must raise additional funds as stated periodically in its SEC filings. For more information, visit www.cdexinc.com.

Non-historical statements are forward-looking, as defined in federal securities laws, and generally can be identified by words such as "expects," "plans, " "may," "believes," "should," "intends," and similar words. These statements pose risks and uncertainties that cannot be accurately predicted or quantified and, consequently, actual results may differ materially from those expressed or implied. Such risks and uncertainties include, without limitation, the effectiveness, profitability and marketability of products, the protection of intellectual property and proprietary information, and other risks detailed periodically in filings with the Securities and Exchange Commission. There is no obligation to update any forward-looking statements.